Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 Post–Effective Amendment No. 14 (File No. 333-147019) of Prosper Marketplace, Inc. of our report dated March 29, 2012, except for Notes 1, 2, and 3, as to which the date is May 14, 2012, relating to the financial statements of Prosper Marketplace, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2011.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus which is a part of the Registration Statement.

/s/ OUM & Co. LLP

San Francisco, California
May 18, 2012